Exhibit 28(d)(xxxiv)

ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT is dated as of May 1, 2018, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and SEASONS SERIES TRUST, a Massachusetts business trust (the “Trust”).

WITNESSETH:

WHEREAS, the Adviser and the Trust are parties to that certain Investment Advisory and Management Agreement, dated January 1, 1999 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Adviser serves as the investment adviser to the SA Multi-Managed Large Cap Growth Portfolio, SA Multi-Managed Growth Portfolio, SA Multi-Managed Income Portfolio, SA Multi-Managed Income/Equity Portfolio and SA Multi-Managed Moderate Growth Portfolio (each a “Portfolio,” and collectively, the “Portfolios”), each a series of the Trust; and

WHEREAS, the Trust, on behalf of each Portfolio, pays the Adviser as compensation for services provided to the Portfolios, an advisory fee at the annual rates set forth in the Advisory Agreement (the “Advisory Fee”); and

WHEREAS, the Adviser has agreed to waive a portion of its fees under the Advisory Agreement with respect to each Portfolio, in the amounts set forth herein.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1. The Adviser shall waive its Advisory Fee under the Advisory Agreement with respect to each Portfolio so that the Advisory Fee payable by the Portfolio is equal to the portion of the Portfolio’s average daily net assets set forth below:

Portfolio	Fee
SA Multi-Managed Large Cap Growth Portfolio	0.75% on the first $250 million 0.69% on the next $250 million 0.60% above $500 million

SA Multi-Managed Growth Portfolio	0.85% on the first $250 million 0.80% on the next $250 million 0.75% above $500 million

SA Multi-Managed Income Portfolio	0.75% on the first $250 million 0.70% on the next $250 million 0.65% above $500 million

SA Multi-Managed Income/Equity Portfolio	0.78% on the first $250 million 0.73% on the next $250 million 0.68% above $500 million

SA Multi-Managed Moderate Growth Portfolio	0.82% on the first $250 million 0.77% on the next $250 million 0.72% above $500 million

2. This Advisory Fee Waiver Agreement shall continue in effect with respect to each Portfolio until July 31, 2019, and from year to year thereafter provided such continuance is agreed to by the Adviser and approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or the Adviser, as defined in the Investment Company Act of 1940, as amended, and (ii) have no direct or indirect financial interest in the operation of this Advisory Fee Waiver Agreement. Upon termination of the Advisory Agreement with respect to a Portfolio, this Advisory Fee Waiver Agreement shall automatically terminate with respect to such Portfolio.

3. This Advisory Fee Waiver Agreement shall be construed in accordance with the laws of the State of New York.

4. This Advisory Fee Waiver Agreement may be amended by mutual consent of the parties hereto in writing.

5. The Declaration of Trust establishing the Trust, dated as of October 10, 1995, as amended and restated as of March 26, 2014, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Advisory Fee Waiver Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ PETER A. HARBECK

Name:	Peter A. Harbeck
Title:	President and Chief Executive Officer

SEASONS SERIES TRUST, on behalf of the SA Multi-Managed Large Cap Growth Portfolio, SA Multi-Managed Growth Portfolio, SA Multi-Managed Income Portfolio, SA Multi-Managed Income/Equity Portfolio and SA Multi-Managed Moderate Growth Portfolio, series thereof

By:	/s/ JOHN T. GENOY

Name:	John T. Genoy
Title:	President